SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        ________________

                          SCHEDULE 13G
                        ________________

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO.  )*

                   Caribiner International, Inc.
                        (NAME OF ISSUER)

             Common Stock, par value $0.01 per share
                 (TITLE OF CLASS OF SECURITIES)

                           14188 8107
                         (CUSIP NUMBER)





__________________
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       PAGE 1 OF 9 PAGES

                               13G

CUSIP No.  14188 8107
_____________________________________________________________________________
     (1)  	NAME OF REPORTING PERSON
          	Warburg, Pincus Investors, L.P.

	S.S. OR I.R.S. IDENTIFICATION NO.
         	OF ABOVE PERSON
         	I.R.S. Identification No. 13-3549187
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,130,755
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   4,130,755
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             4,130,755
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                           	[ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               43.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________


                        PAGE 2 OF 9 PAGES

                               13G

CUSIP No.  14188 8107
_____________________________________________________________________________
     (1)  	NAME OF REPORTING PERSON
          	E.M. Warburg, Pincus & Co., LLC

	S.S. OR I.R.S. IDENTIFICATION NO.
         	OF ABOVE PERSON
         	I.R.S. Identification No. 13-3536050
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,130,755
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   4,130,755
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             4,130,755
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                         	  [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               43.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               OO
_____________________________________________________________________________

                        PAGE 3 OF 9 PAGES

                               13G

CUSIP No.  14188 8107
_____________________________________________________________________________
     (1)  	NAME OF REPORTING PERSON
          	Warburg, Pincus & Co.

	S.S. OR I.R.S. IDENTIFICATION NO.
         	OF ABOVE PERSON
         	I.R.S. Identification No. 13-6358475
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,130,755
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   4,130,755
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             4,130,755
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES 	                      [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               43.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________


                        PAGE 4 OF 9 PAGES

					13G

ITEM 1(a).  NAME OF ISSUER:  Caribiner International, Inc.


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              16 West 61st Street, New York, New York 10023

ITEM 2(a).  NAMES OF PERSONS FILING; (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE;
		(c) CITIZENSHIP

	This statement is filed by and on behalf of (a) Warburg, Pincus, Investors, L.P., a Delaware limited partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPI. WP, the sole general partner of WPI, has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address for each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.01 per share


ITEM 2(e).  CUSIP NUMBER:  14188 8107



                        PAGE 5 OF 9 PAGES

						13G

ITEM 3.   Not Applicable

ITEM 4.   OWNERSHIP.

          (a)  Amount beneficially owned:  4,130,755

          (b)  Percent of class: 43.0%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                     0
               (ii)  shared power to vote or to direct the vote
                     4,130,755
               (iii) sole power to dispose or to direct the disposition of
                     0
               (iv) shared power to dispose or to direct the disposition of 4,130,755


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.
          Not Applicable.

                        PAGE 6 OF 9 PAGES

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                              February 13, 1997



                              WARBURG, PINCUS INVESTORS, L.P

                              By:   Warburg, Pincus & Co.,
                                    General Partner

                                    By:  /s/  Stephen Distler
                                          Stephen Distler, Partner

                              WARBURG, PINCUS & CO.

                              By:  /s/ Stephen Distler
                                   Stephen Distler, Partner


                              E.M. WARBURG, PINCUS & CO., LLC

                              By:  /s/ Stephen Distler
                                   Stephen Distler, Managing
                                   Director and Member



                            PAGE 7 OF 9 PAGES





                              SCHEDULES

     Schedule I Joint Filing Agreement, dated February 13, 1997, among the signatories to this Schedule 13G


                           PAGE 8 of 9 PAGES

                         JOINT FILING AGREEMENT
                      PURSUANT TO RULE 13d-1(f)(1)

The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to know such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:	February 13, 1997


                              WARBURG, PINCUS INVESTORS, L.P

                              By:   Warburg, Pincus & Co.,
                                    General Partner

                                    By:  /s/  Stephen Distler
                                          Stephen Distler, Partner

                              WARBURG, PINCUS & CO.

                              By:  /s/ Stephen Distler
                                   Stephen Distler, Partner


                              E.M. WARBURG, PINCUS & CO., LLC

                              By:  /s/ Stephen Distler
                                   Stephen Distler, Managing
                                   Director and Member

                        PAGE 9 OF 9 PAGES